September 10, 1997



KLLM Transport Services, Inc.
P.O. Box 6098
Jackson, MS 39288

Re:  KLLM Transport Services, Inc. 1996 Stock Option Plan --
     Form S-8 Registration Statement

Gentlemen:

We have acted as counsel for KLLM Transport Services, Inc., a Delaware corporation (the "Company"), in the preparation of the referenced Form S-8 Registration Statement relating to the Company's 1996 Stock Option Plan (the "Plan") and the proposed offer of up to 200,000 shares of the Company's common stock, $1.00 par value (hereinafter referred to as "Common Stock"). In connection with the preparation of said Registration
Statement, we have examined such corporate records and documents relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

On the basis of the foregoing, it is our opinion that:

1. The Company is duly organized, incorporated and is validly existing under the laws of the State of Delaware, with an authorized capitalization consisting of 10,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

2. The Plan and the proposed offer thereunder of up to 200,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8 and further consent to the use of our name wherever appearing on the Form S-8.

Sincerely,

YOUNG, WILLIAMS, HENDERSON & FUSELIER, P.A.


By:s/ James H. Neeld, IV
      James H. Neeld, IV



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